Exhibit 10.04

Execution Copy

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

WEST RECEIVABLES PURCHASING, LLC

The Interests referred to in this Operating Agreement have not been registered under the Securities Act of 1933 or any other securities laws, and such Interests may not be transferred without appropriate registration or the availability of an exemption from such registration requirements.

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AMENDED AND RESTATED OPERATING AGREEMENT

OF

WEST RECEIVABLES PURCHASING, LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”), made and entered into as of the 30th day of April 2009, by and between West Receivable Services, Inc., a Delaware corporation (“West”), and TOGM, LLC, a Nebraska limited liability company (the “Participating Member”), but is effective as of December 30, 2008.

RECITALS

In consideration of the premises and the mutual agreements contained herein, the parties hereto agree to amend and restate the Operating Agreement dated as of May 21, 2008 by and between West and the Participating Member as follows:

ARTICLE I - DEFINITIONS

1.1 Terms Defined Herein. As used herein, the following terms shall have the following meanings, unless the context otherwise specifies:

“Account” means an obligation of an obligor to pay money, whether under a credit card arrangement, open account balance, installment sales or payment agreement, deferred payment contract or any other arrangement whatsoever, as set forth and described in a Purchase Agreement, and all unpaid balances due from the obligors with respect to such obligations, together with all documents evidencing such obligors’ agreement to make payment of such unpaid balances, including without limitation each credit card application or agreement, and each promissory note, loan agreement, receivable, chattel paper, payment agreement, contract, installment sales agreement or other obligation or promise to pay of an obligor.

“Act” means the Nevada Limited Liability Company Act, as amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts which such Member is unconditionally obligated to restore or is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjustment Date” means the date upon which, for a particular Asset Series, the Participating Member’s Internal Rate of Return for such Asset Series equals or exceeds the Target Rate.

“Affiliate” of any specified Person shall mean any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, including without limitation, any material investor in such Person, and any investment pool or fund now or hereafter existing that is controlled by or under common control with the sole owner or one or more general partners or managing members of, or shares the same management company with, such Person; provided that, for purposes of this Agreement, the Participating Member and its Affiliates shall not be considered Affiliates of West Corporation or any of its direct or indirect subsidiaries. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” means this Operating Agreement of the Company, as amended from time to time.

“Applicable Rate” shall mean the annual rate of return equal to the interest rate for the applicable Accepted Borrowing Request (which could be a Floating Rate or a Fixed Rate) in connection with a particular Equity Investment is made, or such higher or lower rate of return to which a Super-Majority in Interest shall agree at the time of funding.

“Approving Members” shall have the meaning set forth in Section 7.7(a).

“Articles” means the Articles of Organization of the Company filed with the Nevada Secretary of State, as amended from time to time.

“Asset” shall mean, with respect to an Asset Pool, each Account and any property or other right obtained in connection with collection of any such Account or in substitution therefor, all of which constituting a part of the Asset Pool into which such Account was initially delivered.

“Asset Pool” shall mean all Accounts and other Assets acquired by the Company in a particular purchase from a seller, together with (a) each and every Asset obtained in replacement or satisfaction of or substitution for, any such Account so purchased, (b) each and every item of property obtained as a result of its collection activities with respect to any such Account, (c) each and every item of collateral or security, including all security interests, liens, guarantees and other interests securing payment of any Account, and all other rights and interests with respect to each Account, (d) each judgment rendered against an obligor in respect of an Account, together with all lien rights related thereto, (e) Asset Proceeds derived from or paid or payable with respect thereto, together with any and all earnings thereon and (f) each and every other right, claim and interest associated therewith.

“Asset Proceeds” shall mean, with respect to an Asset, any and all payments, revenues, income, receipts, collections, recoveries and other proceeds or assets received net of identified non-sufficient funds with respect to such Asset, including (without limitation) (a) payments of principal, interest, fees, late charges, insufficient funds charges, guaranty payments and any interest thereon, credit insurance payments and other cash receipts on account of such Asset, (b) interest earned on such Asset in any account created in connection herewith, (c) court-awarded legal fees and expenses, court-awarded reimbursements of fees, costs and expenses, (d) legal fees, credit insurance costs, guaranty fees and other amounts recovered on account of such Asset, to the extent the obligation giving rise thereto has previously been paid or is otherwise not due and payable with any such receipts, (e) settlements, compromises, liquidations, foreclosure proceeds, dispositions, sales, transfers or other proceeds, whether cash or otherwise, received as a result of or in any way in connection with collection activities related to such Asset or in connection with the sale, transfer or disposition of such Asset and (f) payments, fees, rebates, refunds, commissions, kickbacks, rakeoffs, discounts, deductions, whether cash or otherwise, received by the Company, or any Affiliated Party, as a result of or in any way in connection with collection activities related to such Asset or in connection with the sale, disposition or transfer of such Asset.

“Asset Pool Proceeds” shall mean, for an Asset Pool, all Asset Proceeds from a particular Asset Pool.

“Asset Series” shall mean all Asset Pools purchased with loans in a “Loan Series”, as that term is used and defined in the Credit Agreement.

“Asset Series Proceeds” shall mean, for an Asset Series, all Asset Proceeds from all Asset Pools in the Asset Series.

“Bankruptcy”, with respect to any Person, means the entry of an order for relief with respect to such Person under the Federal Bankruptcy Code or the insolvency of such Person under any state insolvency act.

“Base Rate” shall mean the rate of interest published from time to time as the “prime rate” in the Wall Street Journal under the heading Money Rates, with each change in the base rate becoming effective on the corresponding day any change in such “prime rate” is so published; provided, however, that (i) if more than one such “prime rate” is published therein, the base rate shall be the highest such rate and (ii) if the “prime rate” is no longer published therein, the base rate shall be a substantially comparable index selected by the Participating Member in its reasonable discretion.

“Capital Account” means the separate account established and maintained by the Company for each Member and each Transferee pursuant to Section 3.3.

“Capital Contribution” means with respect to a Member the total amount of cash and the agreed upon net Fair Value of property contributed by such Member (or such Member’s predecessor in interest) to the capital of the Company for such Member’s Interest.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or the corresponding provisions of future laws.

“Company” means West Receivables Purchasing, LLC, a Nevada limited liability company.

“Company Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Compelled Sale” shall have the meaning set forth in Section 7.7(b).

“Compelled Sale Notice” shall have the meaning set forth in Section 7.7(b).

“Credit Agreement” shall mean the Credit Agreement by and between the Company and the Participating Member, acting in its separate role as lender to the Company, dated as of May 21, 2008, as amended from time to time, including as amended and restated as of April 30, 2009.

“Credits” means all tax credits allowed by the Code with respect to activities of the Company or the Property.

“Depreciation” means, for each fiscal year, an amount equal to the depreciation, amortization, depletion or other cost recovery deduction allowable with respect to an asset for such fiscal year for federal income tax purposes, except that (i) with respect to any asset whose Gross Asset Value differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial allocation method” defined by Regulations Section 1.704-3(d), Depreciation for such fiscal year shall be the amount of book basis recovered for such fiscal year under the rules prescribed by Regulations Section 1.704-3(d)(2), and (ii) with respect to any other asset whose Gross Asset Value differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such fiscal year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“Distribution Date” shall have the meaning ascribed to it in the Credit Agreement.

“Distributions” means any distributions by the Company to the Members of Asset Series Proceeds or Liquidation Proceeds or other amounts.

“Effective Time” has the meaning designated in Section 9.16 of this Agreement.

“Equity Investment” has the meaning set forth in Section 3.2.

“Equity Investment Percentage” means a Member’s percentage of each Equity Investment made to acquire an Asset Pool, as set forth and described in Schedule A hereto.

“Fair Value” of an asset means its fair market value.

“For Cause” means any of the following: (i) failure to follow written directions received from the Members which are permitted to be given by such Members under Section 5.4(a) of this Agreement after the applicable notice and cure period, if any, expressly provided with respect thereto in this Agreement, (ii) fraud or willful misconduct, or (iii) a material breach of this Agreement which is not cured within thirty (30) days after the date the applicable Manager receives written notice of such breach.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any Property contributed by a Member to the Company shall be the Fair Value of such asset on such date;

(b) The Gross Asset Values of all items of Property as to a particular Asset Series shall be adjusted to equal their respective Fair Values as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution which results in a shift of Percentage Interests with respect to an Asset Series, (B) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an interest in the Company as to an Asset Series, and (C) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(c) The Gross Asset Value of any item of Property distributed to any Member shall be adjusted to equal the Fair Value of such item on the date of distribution; and

(d) The Gross Asset Value of each item of Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Sections 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Profits” and “Losses”; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (a), (b), or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

“Initial Capital Contributions” means the Capital Contributions made by the Members pursuant to Section 3.1 of this Agreement.

“Initial Capital Return” means, with respect to each Asset Series, an amount payable to a Member as an initial return on its Capital Contribution made in connection with such Asset Series equal to the product of the outstanding balance of such Capital Contribution and the Return Rate, calculated in the manner provided for in Section 4.1(b).

“Initial Managers” means Nancee R. Berger, Michael E. Mazour, Mark V. Lavin, Paul M. Mendlik, David R. Reak, Monte L. Miller and Joshua C. Miller.

“Interest” refers to all of a Member’s rights and interests in the Company in such Member’s capacity as a Member, all as provided in the Articles, this Agreement and the Act, including, without limitation, the Member’s interest in the capital, income, gain, deductions, losses, and credits of the Company.

“Internal Rate of Return” means, for each Asset Series, the internal rate of return of the Participating Member (both it its capacity as member and as the Lender) on the principal of the Loan Series made pursuant to the Credit Agreement in respect of such Asset Series and the Equity Investment in respect of such Asset Series. The internal rate of return shall take into account the amount and timing of all amounts received by the Participating Member, including payments in respect of principal and interest pursuant to the Credit Agreement, and distributions pursuant to this Agreement.

“Liquidation Proceeds” means all Property at the time of liquidation of the Company and all proceeds thereof.

“Majority in Interest” means any Member or group of Members holding an aggregate of more than fifty percent (50%) of the Percentage Interests held by all Members.

“Managers” means the Initial Managers and any additional manager or successor manager elected pursuant to Article V to manage the business and affairs of the Company.

“Member” means each Person executing this Agreement and each Person who is subsequently admitted to the Company as a Member pursuant to Section 7.2 or Section 7.4 of this Agreement.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Debt” shall have the same meaning as partner nonrecourse debt set forth in Treasury Regulation § 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Notice of Sale” shall have the meaning set forth in Section 7.8(a).

“Participating Member” means TOGM, LLC, a Nebraska limited liability company, or any successor thereto which is an Affiliate of the Participating Member and becomes a Member of the Company.

“Percentage Interest” of each Member as to an Asset Series, shall be as set forth on Schedule A attached hereto.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, trust or other entity.

“Profits” and “Losses” mean, for each fiscal year, an amount equal to the Company’s taxable income or loss for such fiscal year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any item of Property is adjusted pursuant to subparagraph (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the item of Property) or an item of loss (if the adjustment decreases the Gross Asset Value of the item of Property) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d) Gain or loss resulting from any disposition of any Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the item of Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year, computed in accordance with the definition of “Depreciation”;

(f) To the extent an adjustment to the adjusted tax basis of any item of Property pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the item of Property) or loss (if the adjustment decreases such basis) from the disposition of such item of Property and shall be taken into account for purposes of computing Profits or Losses; and

(g) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 4.5 shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 4.5 shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (g) above.

“Property” means all properties and assets that the Company may own or otherwise have an interest in from time to time.

“Pro Rata Share” shall have the meaning set forth in Section 7.8(a).

“Remaining Members” shall have the meaning set forth in Section 7.7(a).

“Return Rate” shall mean, with respect to each Capital Contribution, an annual rate of return equal to the Applicable Rate.

“Sale Proposal” shall have the meaning set forth in Section 7.7(a).

“Substitute Member” shall have the meaning set forth in Section 7.2.

“Special Asset Pool” shall mean Asset Pools identified as Special Asset Pools on Schedule B.

“Special Capital Contribution” shall have the meaning set forth in Section 3.2(b).

“Super-Majority in Interest” means any Member or group of Members holding an aggregate of more than eighty-two percent (82%) of the Percentage Interests held by all Members.

“Target Rate” means, for a particular Asset Series, the weighted average of the internal rates of return specified in the Accepted Borrowing Requests for Asset Pools included in such Asset Series, provided that, for the Asset Pools purchased prior to December 31, 2009, the internal rates of return shall be as set forth on Schedule B. An example of the calculation of the Target Rate is set forth on Schedule C.

“Tax Matters Member” means the Person designated pursuant to Section 6.4 to represent the Company in matters before the Internal Revenue Service.

“Transfer” means (i) when used as a verb, to give, sell, exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, and (ii) when used as a noun, the nouns corresponding to such verbs, in either case voluntarily or involuntarily, by operation of law or otherwise.

“Transferee” shall have the meaning set forth in Section 7.2 of this Agreement.

“Transferor” shall have the meaning set forth in Section 7.2 of this Agreement.

“Treasury Regulations” means the regulations promulgated by the Treasury Department with respect to the Code, as such regulations are amended from time to time, or the corresponding provisions of future regulations.

1.2 Other Definitional Provisions.

(a) As used in this Agreement, accounting terms not defined in this Agreement, and accounting terms partly defined to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(c) Words of the masculine gender shall be deemed to include the feminine or neuter genders, and vice versa, where applicable. Words of the singular number shall be deemed to include the plural number, and vice versa, where applicable.

(d) Terms not defined herein, but defined in the Credit Agreement, shall have the meanings given to them in the Credit Agreement.

ARTICLE II - BUSINESS PURPOSES AND OFFICES

2.1 Name; Business Purpose. The name of the Company shall be as stated in the Articles. The Company is formed for the object and purpose of carrying out the business plan for the Company as described in Section 2.9 below. The Members acknowledge that the name “West Receivables Purchasing, LLC” and any variations thereof are owned by West and the Members agree that West shall have the right to change the name of the Company without the consent of the other Members and to use the name “West Receivables Purchasing, LLC” in connection with other business ventures; provided, however, the Participating Member shall have the right to approve the new name for the Company selected by West, which approval shall not be unreasonably withheld.

2.2 Powers. In addition to the powers and privileges conferred upon the Company by law and those incidental thereto, the Company shall have the same powers as a natural person to do all things necessary or convenient to carry out its business and affairs.

2.3 Principal Office. The principal office of the Company shall be located at such place(s) as the Managers may determine from time to time.

2.4 Registered Office and Registered Agent. The location of the registered office and the name of the registered agent of the Company in the State of Nevada shall be as stated in the Articles. The registered office and registered agent of the Company in the State of Nevada may be changed, from time to time, by the Managers.

2.5 Amendment of the Articles. The Company shall amend the Articles at such time or times and in such manner as may be required by the Act and this Agreement.

2.6 Effective Date. This Agreement shall be effective as of May 21, 2008.

2.7 Liability of Members. No Member or Manager, solely by reason of being a Member or Manager, or both, shall be liable, under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, or for the acts or omissions of any other Member, Manager, agent, or employee of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing liability on the Members or Managers for the debts, obligations, or liabilities of the Company.

2.8 Interest Not Acquired for Resale. Each Member hereby represents and warrants to the Company and to each other Member that: (a) in the case of a Member who is not a natural person, that the Member is duly organized, validly existing, and in good standing under the law of its state of organization and that it has the requisite power and authority to execute this Agreement and to perform its obligations hereunder; (b) the Member is acquiring an Interest for such Member’s own account as an investment and without an intent to distribute such Interest; and (c) the Member acknowledges that the Interests have not been registered under the Securities Act of 1933 or any state securities laws, and such Member’s Interest may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

2.9 Proposed Business Plan. Each of the parties hereto acknowledges and agrees that it is anticipated that the Managers will, from time to time, identify one or more Asset Pools which shall be potential Asset Pools for acquisition, management, recovery, ownership and disposition by the Company. In connection with any such proposed acquisition, the Managers shall provide the Participating Member with such information, containing such detail and information, as shall be reasonably required or requested by the Participating Member in connection therewith (including the proposed purchase agreement and/or other document to be entered into if the Company is the successful bidder for such Asset Pool). In connection with any acquisition of an Asset Pool which has been approved by the Members, the Company’s acquisition thereof will be financed partly through additional Capital Contributions by the Members and partly through funds borrowed from the Participating Member in its separate capacity as lender pursuant to the Credit Agreement. The percentage of equity and debt used by the Company to acquire any Asset Pool shall be established by a Super-Majority in Interest.

ARTICLE III - CAPITAL CONTRIBUTIONS AND LOANS

3.1 Interests of the Members. The Members may make capital contributions to the Company pursuant to Section 3.2. Each Member’s Percentage Interest and Equity Investment Percentage are set forth opposite its name on Schedule A.

3.2 Capital Contributions.

(a) In connection with the funding of the equity portion of the purchase price and related costs and expenses to be incurred to purchase an Asset Pool, each of the Members shall be obligated to make a mandatory capital contribution (the “Equity Investment”) with respect to such purchase at the time the Loan in respect of such purchase is extended pursuant to the Credit Agreement; it being understood that it shall be a necessary condition to such mandatory obligation that the Company shall have delivered the applicable Borrowing Request and the Lender shall have accepted such Borrowing Request (which Lender may reject for any or no reason pursuant to the Credit Agreement). The amount of such Equity Investment to be contributed by each Member shall be in proportion to such Member’s Equity Investment Percentage.

(b) With respect to each Asset Pool purchased by the Company (and financed pursuant to a Borrowing Request and an Equity Investment), on a quarterly basis (or, as provided below with respect to certain Asset Pools, on a monthly basis) from and after the date which is the six (6) month anniversary of the Borrowing Date for the Loan related to such Asset Pool, the Company shall determine whether the Asset Pool Proceeds actually received with respect to such Asset Pool, on a cumulative basis (and including in the calculation of Asset Pool Proceeds the amount of any Special Capital Contributions previously made in respect of such Asset Pool), are less than seventy-five percent (75%) of Asset Pool Proceeds which were projected by the Company to be received with respect to such Asset Pool in the bid package submitted by the Company as part of the Accepted Borrowing Request for such Asset Pool (the “Asset Pool 75% Test”). The Company shall provide, or cause the Servicer to provide, to each of the Members, a report, as of the first calendar month-end after the six month anniversary of the Borrowing Date and as of the end of each calendar quarter (or, as provided below with respect to certain Asset Pools, each calendar month) thereafter, in form and content acceptable to each of the Members (the “Asset Pool 75% Test Report”), which shall establish, with respect to each Asset Pool, whether such Asset Pool is in compliance with the Asset Pool 75% Test as of the end of such month or quarter, as applicable, In the event that an Asset Pool is not in compliance with the Asset Pool 75% Test as set forth in an Asset Pool 75% Test Report, the Company shall provide each of the Members an Asset Pool 75% Test Report for such Asset Pool as of the end of each calendar month thereafter until the earlier of (x) such Asset Pool is in compliance with the Asset Pool 75% Test for three consecutive months or (y) the Special Capital Contributions for such Asset Pool shall exceed five percent (5%) of the purchase price (as specified in the applicable Accepted Borrowing Request) for such Asset Pool. In the event that any Asset Pool as of the end of such month or calendar quarter fails to comply with the Asset Pool 75% Test, then West shall make an additional mandatory capital contribution (“Special Capital Contribution”) no later than five Business Days following delivery of the Asset Pool 75% Test Report in an amount equal to:

(i) seventy-five percent (75%) of Asset Pool Proceeds projected as of such calendar quarter end testing date by the Company to be received with respect to such Asset Pool in the bid package submitted by the Company as part of the Accepted Borrowing Request for such Asset Pool as of such calendar quarter-end testing date, minus

(ii) the Asset Pool Proceeds actually received with respect to such Asset Pool (including the amount of any Special Capital Contributions previously made in respect of such Asset Pool) as of such calendar quarter-end testing date;

provided that in no event shall the aggregate amount of Special Capital Contributions otherwise required to be made hereunder with respect to any particular Asset Pool exceed five percent (5%) of the purchase price (as specified in the applicable Accepted Borrowing Request) for such Asset Pool. An example of the mechanics of this Section 3.2(b) is set forth in Schedule 3.2(B) attached hereto.

(c) If the Company requires funds in addition to the amounts provided in accordance with Sections 3.2(a) and 3.2(b), and the Company has determined that a loan or loans are necessary or desirable, the Company shall borrow funds from the Participating Member in its separate capacity as lender pursuant to the Credit Agreement or otherwise upon such terms and conditions as are approved in accordance with Section 5.4. The obligations or rights of the Company or the Members to make or require any Capital Contribution shall not grant any rights to or confer any benefits upon any party who is not a Member.

(d) So long as approved by both Members, the Members may make additional Capital Contributions to the Company at such time, in such amounts and upon such terms and conditions as the Members may determine. Unless expressly agreed to by both Members, no Member shall be required to make additional Capital Contributions to the Company.

3.3 Capital Accounts. A separate Capital Account shall be maintained for each Member and each Transferee. With respect to any Member of the Company, the Capital Account maintained for such Member in accordance with the following provisions:

(a) To each Member’s Capital Account there shall be credited (A) such Member’s Capital Contributions (including Special Capital Contributions), (B) such Member’s distributive share of Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 4.5, and (C) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member;

(b) To each Member’s Capital Account there shall be debited (A) the amount of cash and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Losses and any items in the nature of deduction, expense, or loss which are specially allocated to such Member pursuant to Section 4.5, and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company;

(c) In the event an Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to such Interest; and

(d) In determining the amount of any liability for purposes of subparagraphs (i) and (ii) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Managers shall determine in good faith and on a commercially reasonable basis that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed in order to comply with such Treasury Regulations, the Managers may make such modification; provided that the Managers shall promptly give each other Member written notice of such modification. The Managers also shall, in good faith and on a commercially reasonable basis, (i) make any adjustments to the Capital Accounts that are necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications to the Capital Accounts in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

3.4 Capital Withdrawal Rights, Interest and Priority. Except as expressly provided in this Agreement, no Member shall be entitled to withdraw or reduce such Member’s Capital Account or to receive any Distributions. No Member shall be entitled to demand or receive any Distribution in any form other than in cash. No Member shall be entitled to receive or be credited with any interest on the balance in such Member’s Capital Account at any time. Except as may be otherwise expressly provided herein, no Member shall have any priority over any other Member as to the return of the balance in such Member’s Capital Account.

3.5 Loans. Any Member may make a loan to the Company in such amounts, at such times and on such terms and conditions as may be approved by a Super-Majority in Interest; provided, however, loans made pursuant to the Credit Agreement and other loans made to the Company by a Member in an aggregate amount outstanding at any time not in excess of $250,000 do not need to be approved by the Members. Loans by any Member to the Company shall not be considered as contributions to the capital of the Company.

ARTICLE IV - ALLOCATIONS AND DISTRIBUTIONS

4.1 Non-Liquidation Cash Distributions.

(a) All Asset Series Proceeds (which shall include, for purposes of this Section 4.1, any Special Capital Contributions) collected with respect to an Asset Series shall be applied and distributed on each Distribution Date that funds are available for distribution hereunder, or on such other periodic basis, as may be determined by a Super-Majority in Interest of the Members, in accordance with the following:

(i) first, to reimburse the Members for any out-of-pocket expenses incurred by such Members on behalf of the Company, so long as the amount of such reimbursements shall not exceed $250,000 in any calendar year;

(ii) second, to the Participating Member, the Initial Capital Return on the Capital Contribution of the Participating Member in respect of such Asset Series;

(iii) third, to the Participating Member, until the Capital Contribution of the Participating Member in respect of such Asset Series has been paid in full;

(iv) fourth, to all Members except the Participating Member, pro rata, the Initial Capital Return on the Capital Contribution (including any Special Capital Contribution) of each such Member in respect of such Asset Series, such amount to be distributed in the proportion which such Member’s Capital Contribution with respect to such Asset Series bears to the Capital Contributions of all Members, other than the Participating Member, with respect to such Asset Series;

(v) fifth, to all Members except the Participating Member, pro rata, until all Capital Contribution (including any Special Capital Contribution) of each such Member in respect of such Asset Series has been paid in full, such amount to be distributed in the proportion which such Member’s Capital Contribution with respect to such Asset Series bears to the Capital Contributions of all Members, other than the Participating Member, with respect to such Asset Series; and

(vi) sixth, to all Members, pro rata, in accordance with their respective Percentage Interests.

(b) Initial Capital Returns payable with respect to any Capital Contribution shall be computed on the basis of the actual number of days elapsed in a year of three hundred and sixty-five (365) days and shall accrue on the outstanding balance of the related Capital Contribution on a daily basis. Initial Capital Returns shall accrue on the outstanding balance of a Member’s Capital Contribution with respect to an Asset Series, commencing on the date on which the Member makes such a Capital Contribution, and shall be payable in arrears on the next date with respect to which Asset Series Proceeds from the related Asset Series are available for payment thereof, in accordance with the foregoing. If not paid in full on the last day of any calendar month, all accrued and unpaid Initial Capital Returns shall be compounded as of such date and shall thereafter be subject to the Return Rate with respect thereto.

(c) West may at any time provide the Participating Member a notice setting forth its calculation of the Internal Rate of Return for any Asset Series (the “IRR Notice”). In the event that Internal Rate of Return set forth in the IRR Notice for such Asset Series equals or exceeds the Target Rate for such Asset Series, then the Participating Member shall have 10 Business Days to review the IRR Notice and, if the Participating Member disagrees with such calculation (“Dispute”), the Participating Member shall deliver a notice disputing such calculation (“Dispute Notice”). Unless the Participating Member delivers a Dispute Notice within such 10 Business Day period, the Internal Rate of Return set forth in the IRR Notice shall be conclusive and binding upon the Participating Member, and shall not be subject to dispute or review. In the event of a Dispute, the

Participating Member and West shall first use commercially reasonable efforts to resolve such dispute between themselves and, if the Members are able to resolve such Dispute, such resolution shall be conclusive and binding upon the Members and shall not be subject to dispute or review. If the Participating Member and West are unable to resolve the Dispute within fifteen (15) Business Days after receipt by West of the Dispute Notice, the Dispute shall be submitted to a nationally recognized independent accounting firm as is chosen by mutual agreement of the Participating Member and West acting in good faith (the “Accounting Firm”). West and the Participating Member shall instruct the Accounting Firm to make its determination based solely on the presentations of West and the Participating Member that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). Promptly, but no later than thirty (30) days after engagement, the Accounting Firm shall deliver a written report to the Participating Member and West as to the resolution of the Internal Rate of Return. The Internal Rate of Return as determined by the Accounting Firm shall be conclusive and binding upon all parties and shall not be subject to dispute or review, and shall be given retroactive effect to the date of delivery of the IRR Notice. One-half of all fees and disbursements of the Accounting Firm shall be paid by West and one-half of such fees and disbursements shall be paid by the Participating Member.

4.2 Liquidation Distributions. Liquidation Proceeds shall be distributed in the following order of priority:

(a) To the payment of debts and liabilities of the Company (including to Members to the extent otherwise permitted by law) in existence as of the date of commencement of the liquidation (or incurred thereafter in the ordinary course of business consistent with past practice) and the expenses of liquidation (provided that the liquidator, if it shall be a Member, shall only be entitled to reimbursement of its out-of-pocket costs in respect of such liquidation).

(b) Next, to the setting up of such reserves as the Person required or authorized by law to wind up the Company’s affairs may reasonably deem necessary or appropriate for any disputed, contingent or unforeseen liabilities or obligations of the Company, provided that any such reserves shall be paid over by such Person to an independent escrow agent, to be held by such agent or its successor for such period as such Person shall deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided.

(c) Next, all Liquidation Proceeds shall be distributed in accordance with Section 4.1(a).

4.3 Profit, Losses and Distributive Shares of Tax Items. The Company’s Profit or Loss, as the case may be, for each fiscal year of the Company, as determined in accordance with such method of accounting as may be adopted for the Company pursuant to Article VI hereof, shall be allocated to the Members for both financial accounting and income tax purposes as set forth in this Article IV, except as otherwise provided for herein or unless all Members agree otherwise.

4.4 Allocation of Profits and Losses. After giving effect to the special allocations under Section 4.5:

(a) The Company shall allocate Profits or Losses for each fiscal year of the Company in a manner so that (at the end of such fiscal year) the sum of (i) the Capital Account of each Member (as adjusted under Section 3.3), (ii) the Member’s share of Company Minimum Gain and (iii) the Member’s Nonrecourse Debt Minimum Gain, shall equal the net amount that would have been distributed to the Member under a hypothetical liquidation of the Company.

(b) For purposes of Section 4.4(a), a “hypothetical liquidation of the Company” means that (i) all assets of the Company are disposed of in a taxable disposition for their Gross Asset Values; (ii) the debts of the Company are paid; and (iii) the remaining amounts are distributed to the Members under Section 4.2.

4.5 Special Allocations. Notwithstanding the foregoing provisions of Article IV, the following special allocations shall apply in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article IV, if there is a net decrease in Company Minimum Gain during any fiscal year, each Member shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.5(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article IV, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any fiscal year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 4.5(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), that causes or increases such Member’s Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible, provided that an allocation under this Section 4.5(c) shall be made if and only to the extent such Member would have an Adjusted Capital Account Deficit after all other allocations under this Article IV have been made.

(d) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period shall be allocated to the Members in proportion to their Percentage Interests.

(e) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions shall be allocated to the Member who bears the risk of loss with respect to the loan to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation § 1.704-2(i).

(f) Curative Allocations. The allocations set forth in Sections 4.5(a), 4.5(b), 4.5(c), 4.5(d), and 4.5(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, the Regulatory Allocations shall be offset either with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 4.5. Therefore, notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Managers shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Sections 4.4 and 4.5 (other than the Regulatory Allocations).

(g) Compliance with Treasury Regulations. The foregoing provisions of this Section 4.5 are intended to comply with Treasury Regulation §§ 1.704-1(b), 1.704-2 and 1.752-1 through 1.752-5, and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event it is determined by the Members that it is prudent or advisable to amend this Agreement in order comply with such Treasury Regulations, the Managers, upon being so directed by the Members, are empowered to amend or modify this Agreement, notwithstanding any other provision of this Agreement.

4.6 Other Tax Allocations. The following special rules shall apply in allocating tax items of the Company:

(a) § 704(c) Allocations. In accordance with Code § 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Value at the time of contribution. In the event the Gross Asset Value of Property is adjusted pursuant to subparagraph (b) of the definition of “Gross Asset Value”, subsequent allocations of income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Gross Asset Value immediately after the adjustment in the same manner as under Code § 704(c) and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Managers in a manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.6(a) are solely for income tax purposes and shall not affect, or in any way be taken into account in computing, for book purposes, any Member’s Capital Account or share of Profit or Loss, pursuant to any provision of this Agreement.

(b) Share of Nonrecourse Liabilities. Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulation § 1.752-3(a)(3), each Member’s interest in Company profits is equal to such Member’s respective Percentage Interest.

(c) General Allocation Provisions. Except as otherwise provided in this Agreement, all items that are components of Profit or Loss shall be divided among the Members in the same proportions as they share such Profit or Loss, as the case may be, for the year. For purposes of determining the Profit, Loss or any other items for any period, Profit, Loss or any such other items shall be determined on a daily, monthly or other basis, as determined by the Managers using any permissible method under Code § 706 and the Treasury Regulations thereunder.

4.7 No Priority. Except as may be otherwise expressly provided herein, no Member shall have priority over any other Member as to Company capital, income, gain, deductions, loss, credits or distributions.

ARTICLE V - MANAGEMENT

5.1 Management. The business and affairs of the Company shall be managed by the “Managers.” Initially, the Company shall have seven (7) Managers. Each Manager shall hold office until such Manager’s successor is duly elected or until such Manager’s earlier death or resignation. Managers need not be Members of the Company. Except as expressly limited by law, the Articles or this Agreement, the Property and the business of the Company shall be controlled and managed by the Managers. The Managers shall have and are vested with all powers and authorities, except as expressly limited by law, the Articles, or this Agreement, to do or cause to be done any and all lawful things for and in behalf of the Company, to exercise or cause to be exercised any or all of its powers, privileges and franchises, and to seek the effectuation of its objects and purposes. The Managers shall manage the day-to-day operations of the Company and shall carry out the decisions of the Members which are expressly reserved to the Members in this Agreement.

5.2 Election of the Managers. The Initial Managers are hereby elected to serve as the Managers until their successors have been duly elected or until their earlier resignation or removal. Elections of the Managers shall not be required to be held at any regular frequency, but, instead, shall be held upon the determination of the Members by vote of a Super-Majority in Interest (at which time, the number of Managers to be elected and the election of any such Manager shall be by the affirmative vote of a Super-Majority in Interest). Any three of the Managers, acting together, shall have the authority to act on the Company’s behalf; provided, however, that notwithstanding the immediately proceeding provision, to the extent that any of Nancee R. Berger, Michael E. Mazour, David R. Reak or Paul M. Mendlik are Managers, any one of them, acting alone or together, shall have the authority to act on the Company’s behalf and to execute any and all contracts, documents and other agreements on behalf of the Company; provided, further, that only Nancee R. Berger, Michael E. Mazour, David R. Reak or Paul M. Mendlik, acting alone or together, shall have the authority to act on the Company’s behalf and to execute any and all contracts, documents and other agreements on behalf of the Company relating to, or entered into in connection with, the Credit Agreement.

5.3 Compensation of Managers. Other than nominal compensation not to exceed $5,000 per year, the Managers shall not receive any compensation for their services as such, unless approved by all Members. Nothing herein contained shall be construed to preclude the Managers from serving the Company in any other capacity and receiving compensation therefor.

5.4 Restrictions on Authority of Managers. Certain matters described below shall be subject to the prior approval of Members as more specifically set forth below. In each case, the Managers shall give to each of the Members written notice requesting such approval, accompanied by a description in reasonable detail of the matter set forth below. For purposes of Section 5.4(a), when reference is made to transactions expressly contemplated by the Credit Agreement or the Servicing Agreement, the applicable sections of the Credit Agreement and Servicing Agreement shall be deemed to be incorporated into this Agreement by reference and shall survive the termination of the Credit Agreement and Servicing Agreement.

(a) The following matters shall require the approval of a Super-Majority in Interest of the Members:

(i) any amendment of this Agreement or the Articles of the Company and any merger or consolidation of the Company with any other entity except as permitted in Section 7.1;

(ii) the issuance of additional Interests in the Company or changes to a Member’s Percentage Interest or Equity Investment Percentage;

(iii) any transaction or other dealings between the Company and any Member, or any Affiliate of any Member (unless all such transactions or other dealings shall be conducted on an arm’s length basis), other than transactions expressly contemplated by this Agreement, the Credit Agreement or the Servicing Agreement; and

(iv) any decision regarding the amendment, modification or termination of the Servicing Agreement, and any decision regarding approval of any Asset subservicer or any agreements with respect thereto, other than transactions expressly contemplated or permitted by this Agreement, the Credit Agreement or the Servicing Agreement;

(v) The approval or rejection of any proposed acquisition of Assets or Property by the Company, other than transactions expressly contemplated by the Credit Agreement in compliance with an Approved Borrowing Request;

(vi) The financing of any Company business or pledge of any Company Property, including any borrowings or indebtedness, except pursuant to the Credit Agreement and for transactions expressly contemplated and permitted by this Agreement and the Credit Agreement;

(vii) The making of any loan by the Company;

(viii) Any financing (excluding any financing pursuant to the Credit Agreement, but including a loan pursuant to Section 3.2(c)), refinancing, amendment, extension or restatement of or other modification to any indebtedness of the Company;

(ix) The employment by the Company of its own personnel;

(x) Approval of any withdrawal or disbursement from the Company Account that is to occur on a date other than a Distribution Date;

(xi) Declaring a Loan Series Termination Event, Facility Termination Event or Event of Default under a Servicing Agreement;

(xii) Causing the Company to take any action permitted under a Servicing Agreement as a result of a Loan Series Termination Event, Facility Termination Event or Event of Default;

(xiii) Removing any Servicer pursuant to a Servicing Agreement or selecting a successor Servicer thereunder;

(xiv) Any reimbursement by the Company of any out of pocket or other expenses of any Member, other than as permitted by Section 4.1(a);

(xv) The sale or transfer of all or substantially all of the Property of the Company or of any Asset or Asset Series, other than transactions expressly contemplated and permitted by the Credit Agreement;

(xvi) Any material action or decision of the Company not in the ordinary course of the Company’s business.

(b) The Members shall have the right to direct the Managers to take any action described in Section 5.4(a) on behalf of the Company. Upon failure of the Managers to take such action within thirty (30) days of such direction, any one of the Members shall have the right to remove such Managers pursuant to the terms of Section 5.16.

5.5 Meetings of Members; Place of Meetings. Meetings of the Members shall not be required to be held on any regular frequency. Meetings of the Members may be held for any purpose or purposes, unless otherwise prohibited by law or by the Articles, and may be called by the Members holding not less than ten percent (10%) of the Percentage Interests. All meetings of the Members shall be held at the principal office of the Company or at such other place, within or without the State of Nevada, as shall be designated from time to time by the Members and stated in the notice of the meeting or in a duly executed waiver of the notice thereof. Members may participate in a meeting of the Members by means of conference telephone or similar communications equipment whereby all Members participating in the meeting can hear each other and participation in a meeting in this manner shall constitute presence in person at the meeting.

5.6 Quorum; Voting Requirement. The presence, in person or by proxy, of a Majority in Interest (or a Super-Majority in Interest if the action being taken at the meeting requires a Super-Majority in Interest to approve such action) shall constitute a quorum for the transaction of business by the Members. If less than a Majority in Interest (or a Super-Majority in Interest if the action being taken at the meeting requires a Super-Majority in Interest to approve such action) are represented at a meeting, a majority of the Interests so represented may adjourn the meeting to a specified date not longer than ninety (90) days after such adjournment, without further notice. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted that might have been transacted at the meeting as originally noticed. The Members present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to constitute less than a quorum. Each Member shall have the right to vote in accordance with such Member’s Percentage Interest. The affirmative vote of a Majority in Interest shall constitute a valid decision of the Members, except where a larger vote is required by the Act, the Articles or this Agreement. At any time that no Person shall have the right to vote or to participate in the management of the business and affairs of the Company with respect to a particular Interest, then the Percentage Interest represented by such Interest shall be disregarded for the purposes of determining whether a quorum is present at a meeting of Members and in determining whether the requisite Percentage Interest necessary for a valid decision of the Members has been obtained.

5.7 Proxies. At any meeting of the Members, every Member having the right to vote thereat shall be entitled to vote in person or by proxy appointed by an instrument in writing signed by such Member and bearing a date not more than three years prior to such meeting.

5.8 Action Without Meeting. Any action required or permitted to be taken at any meeting of the Members of the Company may be taken without a meeting if the action is evidenced by one or more written consents setting forth the action to be taken and signed by each Member entitled to vote.

5.9 Notice of Meetings. Notice stating the place, day, hour and the purpose for which the meeting is called shall be given, not less than ten (10) days nor more than sixty (60) days before the date of the meeting, by or at the direction of the Members calling the meeting, to each Member entitled to vote at such meeting. A Member’s attendance at a meeting:

(a) Waives objection to lack of notice or defective notice of the meeting, unless such Member, at the beginning of the meeting, objects to holding the meeting or transacting business at the meeting; and

(b) Waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the notice of meeting, unless such Member objects to considering the matter when it is presented.

5.10 Waiver of Notice. When any notice is required to be given to any Member of the Company hereunder, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

5.11 Execution of Documents Filed with Secretary of State of Nevada and Waiver of Receipt of Copy of Filed Documents. Any Member or Manager shall be authorized to execute and file with the Secretary of State of Nevada any document permitted or required by the Act. Such documents shall be executed and filed only after the Members or the Managers have approved or consented to such action in the manner provided herein.

5.12 Voting by Certain Holders. In the case of a Member or Manager that is a corporation, its Interest may be voted by such officer, agent or proxy as the by-laws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. In the case of a Member or Manager that is a general or limited partnership, its Interest may be voted, in person or by proxy, by such Person as is designated by such Member or Manager. In the case of a Member or Manager that is another limited liability company, its Interest may be voted, in person or by proxy, by such Person as is designated by the operating agreement of such other limited liability company, or, in the absence of such designation, by such Person as is designated by the limited liability company.

5.13 Limitation of Liability; Indemnification.

(a) Limitation. No Person shall be liable to the Company or its Members for any loss, damage, liability or expense suffered by the Company or its Members on account of any action taken or omitted to be taken by such Person as a Manager of the Company or by such Person while serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, if such Person discharges such Person’s duties in good faith, exercising the same degree of care and skill that a prudent person would have exercised under the circumstances in the conduct of such prudent person’s own affairs, and in a manner such Person reasonably believes to be in the best interest of the Company. A Manager’s liability hereunder shall be limited only for those actions taken or omitted to be taken by such Manager in the discharge of such Manager’s obligations for the management of the business and affairs of the Company. The provisions of this subsection are not intended to limit the liability of any Manager for any obligations of such Manager undertaken in this Agreement in such Manager’s capacity as a Member.

(b) Right to Indemnification. The Company shall indemnify each Person who has been or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate (regardless of whether such action, suit or proceeding is by or in the right of the Company or by third parties) by reason of the fact that such Person is or was a Member or Manager of the Company, or is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise against all liabilities and expenses, including, without limitation, judgments, amounts paid in settlement, attorneys’ fees, excise taxes or penalties, fines and other expenses, actually and reasonably incurred by such Person in connection with such action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of such action, suit or proceeding); provided, however, that if the Company brings such suit against such Person as Member, Manager, employee or agent of the Company and a court of competent jurisdiction finds that such Person is liable to the Company, no indemnification may be granted for claims or settlements paid to the Company unless and to the extent that a court of competent jurisdiction determines under the circumstances such indemnity is fair, reasonable and appropriate; additionally that the Company shall not be required to indemnify or advance expenses to any Person from or on account of such Person’s conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; provided, further, that the Company shall not be required to indemnify or advance expenses to any Person in connection with an action, suit or proceeding initiated by such Person unless the initiation of such action, suit or proceeding was authorized in advance by the Managers; provided, further, that a Manager shall be indemnified hereunder only for those actions taken or omitted to be taken by such Manager in the discharge of such Manager’s obligations for the management of the business and affairs of the Company and that the provisions of this Section 5.13 are not intended to extend indemnification to any Manager for any obligations of such Manager undertaken in this Agreement in such Manager’s capacity as a Member. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or under a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such Person’s conduct was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

(c) Enforcement of Indemnification. In the event the Company refuses to indemnify any Person who may be entitled to be indemnified or to have expenses advanced under this Section 5.13, such Person shall have the right to maintain an action in any court of competent jurisdiction against the Company to determine whether or not such Person is entitled to such indemnification or advancement of expenses hereunder. If such court action is successful and the Person is determined to be entitled to such indemnification or advancement of expenses, such Person shall be reimbursed by the Company for all fees and expenses (including attorneys’ fees) actually and reasonably incurred in connection with any such action (including, without limitation, the investigation, defense, settlement or appeal of such action).

(d) Advancement of Expenses. Expenses (including attorneys’ fees) reasonably incurred in defending an action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate, shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that such Person is not entitled to indemnification by the Company. In no event shall any advance be made in instances where the Managers or independent legal counsel reasonably determines that such Person would not be entitled to indemnification hereunder.

(e) Non-Exclusivity. The indemnification and the advancement of expenses provided by this Section 5.13 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, or any agreement, vote of Members, policy of insurance or otherwise, both as to action in their official capacity and as to action in another capacity while holding their respective offices, and shall not limit in any way any right that the Company may have to make additional indemnifications with respect to the same or different Persons or classes of Persons. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 5.13 shall continue as to a Person who has ceased to be a Member or Manager of the Company, and as to a Person who has ceased serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and shall inure to the benefit of the heirs, executors and administrators of such Person.

(f) Insurance. Upon the approval of the Managers, the Company may purchase and maintain insurance on behalf of any Person who is or was a Member, Manager, agent or employee of the Company, or is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not the Company would have the power, or the obligation, to indemnify such Person against such liability under the provisions of this Section 5.13.

(g) Amendment and Vesting of Rights. Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 5.13 shall not be amended or repealed and the rights to indemnification and advancement of expenses created hereunder shall not be changed, altered or terminated except by the approval of a Super-Majority in Interest. The rights granted or created hereby shall be vested in each Person entitled to indemnification hereunder as a bargained for, contractual condition of such Person’s being or serving or having served as a Member or Manager of the Company or serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and, while this Section 5.13 may be amended or repealed, no such amendment or repeal shall release, terminate or adversely affect the rights of such Person under this Section 5.13 with respect to any act taken or the failure to take any act by such Person prior to such amendment or repeal or with respect to any action, suit or proceeding with respect to such act or failure to act filed after such amendment or repeal.

(h) Definitions. For purposes of this Section 5.13, references to:

(i) The “Company” shall include, in addition to the resulting or surviving limited liability company (or other entity), any constituent limited liability company (or other entity) (including any constituent of a constituent) absorbed in a consolidation or merger so that any Person who is or was a member or manager of such constituent limited liability company (or other entity), or is or was serving at the request of such constituent limited liability company (or other entity) as a director, officer or in any other comparable position of any Other Enterprise shall stand in the same position under the provisions of this Section 5.13 with respect to the resulting or surviving limited liability company (or other entity) as such Person would if such Person had served the resulting or surviving limited liability company (or other entity) in the same capacity;

(ii) “Other Enterprises” or “Other Enterprise” shall include, without limitation, any other limited liability company, corporation, partnership, joint venture, trust or employee benefit plan;

(iii) “fines” shall include any excise taxes assessed against a person with respect to an employee benefit plan;

(iv) “defense” shall include investigations of any threatened, pending or completed action, suit or proceeding as well as appeals thereof and shall also include any defensive assertion of a cross-claim or counterclaim; and

(v) “serving at the request of the Company” shall include any service as a director, officer or in any other comparable position that imposes duties on, or involves services by, a Person with respect to an employee benefit plan, its participants, or beneficiaries; and a Person who acted in good faith and in a manner such Person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted “in the best interest of the Company” as referred to in this Section 5.13.

(i) Severability. If any provision of this Section 5.13 or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable for any reason whatsoever, the remaining provisions of this Section 5.13 and the application of such provision to other Persons or circumstances shall not be affected thereby and, to the fullest extent possible, the court finding such provision invalid, illegal or unenforceable shall modify and construe the provision so as to render it valid and enforceable as against all Persons and to give the maximum possible protection to Persons subject to indemnification hereby within the bounds of validity, legality and enforceability. Without limiting the generality of the foregoing, if any Member or Manager of the Company or any Person who is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, is entitled under any provision of this Section 5.13 to indemnification by the Company for some or a portion of the judgments, amounts paid in settlement, attorneys’ fees, ERISA excise taxes or penalties, fines or other expenses actually and reasonably incurred by any such Person in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of such action, suit or proceeding), whether civil, criminal, administrative, investigative or appellate, but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify such Person for the portion thereof to which such Person is entitled.

5.14 Contracts with Members, Managers or Their Affiliates. No contract or transaction between the Company and one of its Members or Managers or between the Company and any Person in which one of its Members or Managers is a director or officer, or has a financial interest, shall be void or voidable solely for this reason, or solely because such Member or Manager is present at or participates in any meeting of the Members or Manager at which the contract or transaction is authorized, or solely because such Member’s or Manager’s vote is counted for such purpose, if, in connection with any such meeting of the Members, the material facts as to such Member’s or Manager’s relationship are known to the Members. Interested Members or Managers may be counted in determining the presence of a quorum at a meeting of the Members or Manager at which the contract or transaction is authorized.

5.15 Other Business Ventures. Any Member or Manager may engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, whether or not similar to or in competition with the business of the Company, and neither the Company nor the Members shall have any right by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom. Neither the Members nor the Managers shall be required to devote all of their time or business efforts to the affairs of the Company, but shall devote so much of their time and attention to the Company as is reasonably necessary and advisable to manage the affairs of the Company to the best advantage of the Company.

5.16 Right to Remove. At any time, (a) West shall have the right to cause the removal of any of the Managers for any reason or no reason, and (b) the Participating Member shall have the right, For Cause, to cause the removal of any of the Managers, by giving notice thereof (a “Termination Notice”) to the Managers. If a Manager is removed pursuant to this Section 5.16, a Super-Majority in Interest of the Members shall appoint one or more new Managers (which shall not be an Affiliate of the Manager removed For Cause), and determine such new Manager’s or Managers’ compensation. Any removal of a Manager pursuant to this Section 5.16 shall be effective as of the date stated in the Termination Notice. The Participating Member shall exercise the removal rights contained in this Section 5.16(b) in good faith based upon any event constituting For Cause. The Managers agree to execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent of this Section 5.16, including, without limitation, effectuating the appointment of any new Manager or Managers appointed pursuant to this Section 5.16.

5.17 No Right to Withdraw, Assign or Delegate. No Manager shall have the right to withdraw as a Manager hereunder, assign its right hereunder nor delegate its duties hereunder to anyone other than an Affiliate of such Manager without the prior approval of the Super-Majority in Interest of the Members, which any Member may withhold in its sole discretion.

5.18 No Fiduciary Duties. Each of the Members acknowledges that no Manager or Member shall have any fiduciary duty to the Company or to the Members of the Company.

ARTICLE VI - ACCOUNTING AND BANK ACCOUNTS

6.1 Fiscal Year. The fiscal year and taxable year of the Company shall end on December 31 of each year, unless a different year is required by the Code.

6.2 Books and Records.

(a) Access. At all times during the existence of the Company, the Company shall cause to be maintained full and accurate books of account, which shall reflect all Company transactions and be appropriate and adequate for the Company’s business. The books and records of the Company shall be maintained at the principal office of the Company. Each Member (or such Member’s designated representative) shall have the right during ordinary business hours and upon reasonable notice to inspect and copy (at such Member’s own expense) all books and records of the Company. The Managers shall make all elections for generally accepted accounting purposes that the Managers reasonably believe will produce the most favorable results for the Members.

(b) Record Retention. For a period of seven (7) years after the date of termination or expiration of the Company, the Managers shall maintain all files and records pertaining to the Assets or the Company and thereafter, at the option and direction of each Member or former Member, shall (i) dispose of them, or (ii) deliver true and accurate photocopies of them to each Member or former Member who so requests. Notwithstanding the above, as to all federal, state and local tax returns for the Company, including but not limited to all supporting documentation, worksheets and schedules, the Managers shall ensure that all such documents are either retained by the Managers or the outside tax preparer for a period of not less than ten (10) years after the due date for filing (including extensions) of the return and following such period, the Managers or outside tax preparer shall notify the Members and provide the Members the opportunity to obtain such documents prior to their disposal. The Managers acknowledge that each Member is an intended beneficiary of the provisions of this subsection.

6.3 Financial Reports.

(a) Annual Audited Financial Statements. The Managers shall cause to be prepared and distributed to each Member within ninety (90) days after the end of each fiscal year of the Company, audited financial statements of the Company for such year prepared in accordance with generally accepted accounting principles by a nationally recognized accounting firm acceptable to a Majority in Interest of the Members; provided, however, that no separate audited financial statements of the Company shall be required if the Company’s results are reflected in the audit of another entity or enterprise.

(b) Tax Reporting Information. The Managers will furnish to each Member within one hundred twenty (120) days after the end of each taxable year of the Company draft copies of all federal, state and local income tax returns to be filed on behalf of the Company and all necessary tax reporting information required by the Members for preparation of their respective income tax returns (including copies of the Schedule K-1’s, or corresponding schedules relating to each Member required to be filed with the Company’s U.S. Return of Company Profit and a copy of the Company’s U.S. Return of Company Profit).

(c) Monthly Financial Statements. As soon as available and in any event within twenty (20) days after the end of each month, a copy of the interim unaudited financial statements of the Company and the Managers, which financial statements shall include the balance sheets and the statements of earnings, shareholder’s equity and cash flows as of the end of such quarter for the Company and the Managers, all in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous Fiscal Year, all prepared in accordance with GAAP, applied on a consistent basis, together with a certificate of the Managers stating that such financial statements, subject to year-end audit adjustments, fairly present the financial condition of the Company and the Managers in all material respects.

(d) Monthly Asset Reports. The Managers shall render the following reports to the Members not later than fifteen (15) days following the close of each calendar month, for the previous month: (i) a debt service report, if applicable, setting forth all payments made under any applicable loan documents; (ii) a summarized Asset Series report (outlining collection results by Asset Series); and (iii) reports required to be provided to the Company by the Servicer under the Servicing Agreement, including a report by the Managers which shall include (A) an Asset report which shall include such information, and shall be organized in such a manner, as may be reasonably requested by any Member, including without limitation: (i) a bank reconciliation statement, (ii) a wire transfer report, (iii) an electronic Asset detail report in form and substance acceptable to the Participating Member and (iv) such other information, data and reports as any Member shall reasonably require, and (B) all such matters as the Managers may deem material to the operations of the Company.

(e) Projections. The Managers shall provide to the Members, not later than fifteen (15) days prior to the end of each quarter of each Fiscal Year, a report setting forth, by Asset Series, the projected Asset Series Proceeds and internal rate of return for such Asset Series for such period, and in such format, as the Members shall approve.

(f) Taxable Year. The taxable year of the Company will be determined in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated under the Code. The Company shall change its taxable year only if required to do so by applicable provisions of the Code and the Treasury Regulations promulgated under the Code, and shall in that event change to the taxable year required by such provisions. The Company may, but will not be obligated to, change its fiscal year for book purposes at the same time and to the same year.

6.4 Tax Returns and Elections; Tax Matters Member. The Company shall cause to be prepared and timely filed all Federal, state and local income tax returns or other returns or statements required by applicable law. The Company shall claim all deductions and make such elections for federal or state income tax purposes that the Managers reasonably believe will produce the most favorable tax results for the Members. The Managers may rely upon the advice of an outside accountant or legal counsel with respect to the proper reporting of items in accordance with the federal or state income tax laws. The Managers’ determination with respect to the treatment of any item or its allocation for federal, state or local tax purposes, including any election made under applicable law, shall be binding upon all of the Members so long as such determination is not inconsistent with any express term hereof. Each Member agrees that, for federal income tax purposes, it will, on its federal income tax (or equivalent) return, treat a partnership item as set forth on the Form K-1 delivered to it pursuant to this Section in a manner which is consistent with the treatment of such partnership item on the Company’s United States Partnership Return of Income. In addition, and without abrogating or limiting a Member’s obligation under the immediately preceding sentence, each Member will promptly deliver to the Managers a copy of any statement filed by such Member with the IRS pursuant to Code Section 6222(b) as such statement relates in any manner to the Company. West is hereby designated as the Company’s “Tax Matters Member,” to serve with respect to the Company in the same capacity as a “tax matters partner” as defined in the Code, and in such capacity is hereby authorized and empowered to act for and represent the Company and each of the Members before the Internal Revenue Service in any audit or examination of any Company tax return and before any court selected by the Members for judicial review of any adjustment assessed by the Internal Revenue Service. West does hereby accept such designation. The Members specifically acknowledge, without limiting the general applicability of this Section, that the Tax Matters Member shall not be liable, responsible or accountable in damages or otherwise to the Company or any Member with respect to any action taken by it in its capacity as a “Tax Matters Member.” All out-of-pocket expenses incurred by the Tax Matters Member in the capacity of “Tax Matters Member” shall be considered expenses of the Company for which the Tax Matters Member shall be entitled to full reimbursement.

6.5 Section 754 Election. In the event a distribution of Company assets occurs that satisfies the provisions of Section 734 of the Code or in the event a transfer of an Interest occurs that satisfies the provisions of Section 743 of the Code, upon the determination of the Managers, the Company may elect, upon the approval of a Super-Majority in Interest, pursuant to Section 754 of the Code, to adjust the basis of the Property to the extent allowed by such Section 734 or 743 and shall cause such adjustments to be made and maintained.

ARTICLE VII - TRANSFERS OF INTERESTS AND EVENTS OF

WITHDRAWAL

7.1 General Restrictions. Except as expressly permitted by this Article VII, no Member may directly or indirectly Transfer all or any part of such Member’s Interest without the written consent of the other Members. Notwithstanding anything in this Agreement to the contrary, (i) West, or its parent, West Corporation, has the right to Transfer its Interest in the Company to any Affiliate of West or as a result of the Transfer of voting control or the Transfer of all or substantially all of the assets or stock of West or West Corporation; and (ii) the Participating Member shall have the right to Transfer its Interest in the Company to any Affiliate of Gary West or Mary West. Any purported Transfer of an Interest in violation of the terms of this Agreement shall be null and void and of no effect. A Transfer permitted pursuant to this Section 7.1 shall be effective as of the date specified in the instruments relating thereto. Any Transferee desiring to make a further Transfer shall become subject to all of the provisions of this Article VII to the same extent and in the same manner as any Member desiring to make any Transfer.

7.2 Substitute Members. No assignee of all or part of a Member’s Interest (a “Transferee”) shall become a Member in place of the Transferor (a “Substitute Member”) unless and until:

(a) The Member assigning the Interest (a “Transferor”), if living, has stated such intention in the instrument of assignment;

(b) The Transferee has executed an instrument accepting and adopting the terms and provisions of this Agreement;

(c) The Transferor or Transferee has paid all reasonable expenses of the Company in connection with the admission of the Transferee as a Substitute Member; and

(d) The Transfer was permitted pursuant to Section 7.1 of this Agreement or the Members have, in their sole and absolute discretion, consented in writing to such Transferee becoming a Substitute Member.

Upon satisfaction of all of the foregoing conditions with respect to a Transferee, the Managers shall cause this Agreement to be duly amended to reflect the admission of the Transferee as a Substitute Member.

7.3 Effect of Admission as a Substitute Member. Unless and until admitted as a Substitute Member pursuant to Section 7.2, a Transferee shall not be entitled to exercise any rights of a Member in the Company. A Transferee who has become a Substitute Member has, to the extent of the Interest transferred to such Transferee, all the rights and powers of the Member for whom such Transferee is substituted and is subject to the restrictions and liabilities of a Member under this Agreement and the Act. Upon admission of a Transferee as a Substitute Member, the Transferor shall cease to be a Member of the Company to the extent of such Interest. A Person shall not cease to be a Member upon assignment of all of such Member’s Interest unless and until the Transferee becomes a Substitute Member.

7.4 Additional Members and Interests. Additional Members may be admitted to the Company and additional Interests may be issued only upon the consent of all Members. Whenever any additional Member is admitted to the Company, or any additional Interest is issued, in accordance with this Section 7.4, the Managers shall cause Schedules A and B to this Agreement to be amended to reflect any adjustment in the Percentage Interests or Series Percentage Interests of the Members in accordance with this Section 7.4.

7.5 Right to Withdrawal. No Member shall have a right to withdraw from the Company.

7.6 Right of First Refusal on Transfer of Interests.

(a) If a Member receives from or otherwise negotiates with a third party in a private transaction a bona fide offer to purchase all of the Interest owned or held by such Member (a “Third Party Offer”) and such Member intends to pursue a transfer of all of such Member’s Interest to such third party, such Member shall provide to the Company written notice of such Third Party Offer (a “Third Party Offer Notice”) unless such transfer is permitted by Section 7.1. The Third Party Offer Notice shall identify the third party making the Third Party Offer, the price at which a sale is proposed to be made (the “Third Party Offer Price”) and all other material terms and conditions of the Third Party Offer.

(b) The receipt of a Third Party Offer Notice by the Company from a Member shall constitute an offer (the “Company Offer”) to sell to the Company the Interest subject to the Third Party Offer at the Third Party Offer Price. Such offer shall be irrevocable for 15 days after receipt of such Third Party Offer Notice by the Company. During such 15-day period, the Company shall have the right to accept the Company Offer as to all of the Interest by giving a written notice of acceptance to the Member prior to the expiration of such 15-day period. If the Company does not give its notice of acceptance within the 15-day period, it shall be deemed to have rejected the Company offer.

(c) If the Company accepts the Company Offer, it shall purchase and pay for the applicable Interest within a 30-day period following acceptance of the Company Offer, provided that if the purchase and sale of such Interest is subject to any prior regulatory approval, the time period during which such purchase and sale may be consummated shall be extended until the expiration of five business days after all such approvals shall have been received.

(d) Upon the rejection or deemed rejection of the Company Offer by the Company or the failure to obtain any required consent for the purchase of the Interest subject thereto within 60 days of the Company’s acceptance of the Company Offer, the Member shall have the right to transfer all, but not less than all, of the Interest in accordance with this Article VII by entering into an agreement with the third party making the Third Party Offer for the sale of the Interest subject to the Third Party Offer at a price not less than the price indicated in the Third Party Offer; provided that such third party shall have agreed in writing, in form and substance acceptable to the Company, to be bound by all of the terms, conditions, restrictions, and options of this Section 7.6, including the Company’s right of first refusal under this Section 7.6, as if such person were a “Member” solely for purposes of this Section 7.6, and the transfer to such third party is not in violation of applicable federal or state securities laws. The Member shall have 30 days from the execution of such agreement to consummate the sale; provided that if the purchase and sale of such Interest is subject to any prior regulatory approval, the time period during which such purchase and sale may be consummated shall be extended until the expiration of five business days after all such approvals shall have been received. If the Member does not consummate the sale of all of such Member’s Interest subject to the Third Party Offer in accordance with the foregoing time limitations, the Member thereafter may not sell any Interest without repeating the foregoing procedures.

(e) This Section 7.6 shall not apply to any Transfer subject to Section 7.7 or Section 7.8.

7.7 Compelled Sale.

(a) If at any time a proposal for a sale of all or substantially all of the Company’s securities to, or a merger with or into a Person for a specified price payable in cash, securities or any other consideration and on specified terms and conditions (a “Sale Proposal”), shall have been approved by West, then West (the “Approving Members”) may require all of the remaining Members (“Remaining Members”) to sell all of the Interests held by them to the party or parties whose Sale Proposal was accepted as hereinabove provided, based upon the same per Interest consideration and otherwise on the terms and conditions provided in this Section 7.7, and the consideration received by the Remaining Members shall be equal to the amount the Remaining Members would receive for their Interest being sold pursuant to this Section 7.7 assuming that such transfer constituted a sale of all of the assets of the Company at a price determined by reference to the price offered to West for its Interests and the amount the Remaining Members would receive upon the subsequent liquidation of the Company in accordance with this Agreement.

(b) The Company, if instructed in writing by the Approving Members, shall send a written Notification (the “Compelled Sale Notice”) of the exercise of the rights of the Approving Members pursuant to this Section 7.7 to each of the Remaining Members setting forth the consideration per Interest to be paid pursuant to the Sale Proposal and the other terms and conditions of the transaction. Each Remaining Member, and, if applicable, the Company, upon receipt of the Compelled Sale Notice, shall be obligated to (i) sell all of its Interests and participate in the transaction (the “Compelled Sale”) contemplated by the Sale Proposal and (ii) otherwise take all necessary action, including, without limitation, expressly waiving any dissenter’s rights or rights of appraisal or similar rights, providing access to documents and records of the Company, entering into an agreement reflecting the terms of the Sale Proposal, surrendering certificates (if Interests are in a certificated form), giving any customary and reasonable representations and warranties given by any of the other Members and executing and delivering any certificates or other documents, reasonably requested by the Approving Members and their counsel, to cause the Company and all of the Members to consummate such Compelled Sale. Any such Compelled Sale Notice may be rescinded by the Approving Members by delivering a Notification thereof to all of the Remaining Members.

(c) The obligations of the Members pursuant to Sections 7.7(a) and 7.7(b) are subject to the satisfaction of the following condition: in the event that the Members are required to provide any representations, warranties or indemnities in connection with the Compelled Sale (other than representations, warranties and indemnities concerning each Member’s valid ownership of its Interests, free of all liens and encumbrances (other than those arising under applicable securities laws), and each Member’s authority, power and right to enter into and consummate the Compelled Sale without violating any other agreement), then, each Member (A) shall not be liable for more than its pro rata Interests (based upon the consideration received) of any liability for misrepresentation, breach of warranty or indemnity, and (B) such liability shall not exceed the total purchase price received by such Member for its Interests.

(d) The Members shall bear their pro rata share (based upon the amount of consideration received) of the costs of any sale of Interests pursuant to a Compelled Sale to the extent such costs are incurred for the benefit of all Members and are not otherwise paid by the Company or the purchaser in such Compelled Sale. Costs incurred by any Member on its own behalf will not be considered costs of the Compelled Sale hereunder.

7.8 Co-Sale Rights.

(a) If West proposes to sell its Interests, other than to an Affiliate (as to which this Section 7.8 shall not apply), then such sale shall not be completed until the Participating Member shall have been given the opportunity, exercisable during fifteen (15) days following notice of such sale (“Notice of Sale”), to sell to the proposed transferee(s), upon the same terms and conditions offered to West, up to the Participating Member’s pro rata share (based on relative ownership of Interests in the Company) (“Pro Rata Share”) of the Interests proposed to be sold; provided, however that the consideration received by the Participating Member shall be equal to the amount that the Participating Member would receive for its Interest being sold pursuant to this Section 7.8 assuming the transfer constituted a sale all of the assets of the Company at a price determined by reference to the price offered to West for its Interests and the amount the Participating Member would receive upon the subsequent liquidation of the Company in accordance with this Agreement.

(b) If the Participating Member fails to notify West during the fifteen (15) day period following Notice of Sale pursuant to Section 7.8(a), then the Participating Member shall be deemed to have waived its rights under this Section 7.8. Any sale made pursuant to this Section 7.8 shall be consummated within sixty (60) days of the end of the 15 day notice period and shall be conditioned upon the agreement of the proposed transferee(s) that such proposed transferee(s) will purchase from the Participating Member, its Pro Rata Share of the Interests proposed to be Transferred.

(c) The certificate or certificates that the Participating Member delivers to West pursuant to Section 7.7(b) shall be sold to the prospective purchaser(s) in consummation of the sale of the Interests pursuant to the terms and conditions specified in the Notice of Sale, and West shall concurrently therewith remit to the Participating Member that portion of the sale proceeds to which the Participating Member is entitled by reason of its participation in such sale. To the extent that any prospective purchaser(s) prohibits such assignment or otherwise refuses to purchase Interests from the Participating Member exercising its rights of co-sale hereunder, West shall not sell to such prospective purchaser or purchasers any Interests unless and until, simultaneously with such sale, West shall purchase such Interests from the Participating Member (so that the effect of such transaction would be the same as if the purchaser had purchased Interests from the Participating Member).

ARTICLE VIII - DISSOLUTION AND TERMINATION

8.1 Events Causing Dissolution. The Company shall be dissolved upon the first to occur of the following events:

(a) The expiration of the term of the Company, as set forth in the Articles.

(b) The unanimous written agreement of the Members to dissolve.

(c) Upon the approval of a Super-Majority in Interest.

(d) Upon the entry of a decree of dissolution with respect to the Company by a court of competent jurisdiction.

(e) When the Company is not the surviving entity in a merger or consolidation under the Act.

8.2 Effect of Dissolution. Except with respect to the occurrence of an event referred to in Section 8.1(e), and except as otherwise provided in this Agreement, upon the dissolution of the Company, the Managers shall take such actions as may be required pursuant to the Act and shall proceed to wind up, liquidate and terminate the business and affairs of the Company. In connection with such winding up, the Managers shall have the authority to liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining Fair Value therefor, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 8.3, and to do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding up and liquidation.

8.3 Application of Proceeds. Upon dissolution and liquidation of the Company, the assets of the Company shall be applied and distributed in the order of priority set forth in Section 4.2.

ARTICLE IX - MISCELLANEOUS

9.1 Title to the Property. Title to the Property shall be held in the name of the Company. No Member shall individually have any ownership interest or rights in the Property, except indirectly by virtue of such Member’s ownership of an Interest. No Member shall have any right to seek or obtain a partition of the Property, nor shall any Member have the right to any specific assets of the Company upon the liquidation of or any distribution from the Company.

9.2 Nature of Interest in the Company. An Interest shall be personal property for all purposes.

9.3 Organizational Expenses. The Company shall pay each Member’s expenses incurred in connection with the creation and formation of the Company and review and negotiation of this Agreement.

9.4 Notices. Any notice, demand, request or other communication (a “Notice”) required or permitted to be given by this Agreement or the Act to the Company, any Member, or any other Person shall be sufficient if in writing and if hand delivered or mailed by registered or certified mail to the Company at its principal office or to a Member or any other Person at the address of such Member or such other Person as it appears on the records of the Company or sent by facsimile transmission to the telephone number, if any, of the recipient’s facsimile machine as such telephone number appears on the records of the Company. All Notices that are mailed shall be deemed to be given when deposited in the United States mail, postage prepaid. All Notices that are hand delivered shall be deemed to be given upon delivery. All Notices that are given by facsimile transmission shall be deemed to be given upon receipt, it being agreed that the burden of proving receipt shall be on the sender of such Notice and such burden shall not be satisfied by a transmission report generated by the sender’s facsimile machine.

9.5 Waiver of Default. No consent or waiver, express or implied, by the Company or a Member with respect to any breach or default by another Member hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by such Member of the same provision or any other provision of this Agreement. Failure on the part of the Company or a Member to complain of any act or failure to act of another Member or to declare such other Member in default shall not be deemed or constitute a waiver by the Company or the Member of any rights hereunder.

9.6 No Third Party Rights. None of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including, but not limited to, creditors of the Company; provided, however, the Company may enforce any rights granted to the Company under the Act, the Articles, or this Agreement.

9.7 Entire Agreement. This Agreement, together with the Articles, constitutes the entire agreement between the Members, in such capacity, relative to the formation, operation and continuation of the Company.

9.8 Amendments to this Agreement.

(a) Except as otherwise provided herein, this Agreement shall not be modified or amended in any manner other than by the written agreement of a Super-Majority in Interest at the time of such modification or amendment.

(b) This Agreement may be amended by the Managers, without any execution of such amendment by the Members, in order to reflect the occurrence of any of the following events provided that all of the conditions, if any, contained in the relevant sections of this Agreement with respect to such event have been satisfied:

(i) an adjustment of the Percentage Interests of the Members upon the admission of an additional Member or issuance of an additional Interest (Section 7.4 hereof);

(ii) the modification of this Agreement to comply with the relevant tax laws pursuant to Sections 3.3 or 4.5(j) hereof; and

(iii) the admission of a Substitute Member (Section 7.3 hereof).

(c) Anything in this Section 9.8 to the contrary notwithstanding, without the written consent of all Members, no amendment to this Agreement may:

(i) add to, detract from or otherwise modify the purposes of the Company as set forth in the Articles;

(ii) enlarge the obligations of any Member under this Agreement;

(iii) amend any provisions of Article IV other than an amendment to comply with the relevant tax laws as provided in Section 4.5(j); or

(iv) amend this Section 9.8 or any provision of this Agreement requiring the consent of a Super-Majority in Interest.

9.9 Severability. In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

9.10 Binding Agreement. Subject to the restrictions on the disposition of Interests herein contained, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

9.11 Headings. The headings of the Articles and Sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement that is binding upon all of the parties hereto, notwithstanding that all parties are not signatories to the same counterpart.

9.13 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada.

9.14 Remedies. In the event of a default by any party in the performance of any obligation undertaken in this Agreement, in addition to any other remedy available to the non-defaulting parties, the defaulting party shall pay to each of the non-defaulting parties all costs, damages, and expenses, including reasonable attorneys’ fees, incurred by the non-defaulting parties as a result of such default. In the event that any dispute arises with respect to the enforcement, interpretation, or application of this Agreement and court proceedings are instituted to resolve such dispute, the prevailing party in such court proceedings shall be entitled to recover from the non-prevailing party all costs and expenses, including, but not limited to, reasonable attorneys’ fees, incurred by the prevailing party in such court proceedings.

9.15 Legal Representation. Each Member hereby acknowledges that:

(a) A conflict of interest may exist between such Member’s interests and those of the Company and the other Members;

(b) Such Member has had the opportunity to seek the advice of independent legal counsel;

(c) This Agreement has tax consequences; and

(d) Such Member has had the opportunity to seek the advice of independent tax counsel.

9.16 Uncertificated Membership Interests. The Membership Interests shall not be certificated.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

WEST RECEIVABLE SERVICES, INC.

By:	/s/ Paul M. Mendlik
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

TOGM, LLC

By:	West Family Investments, LLC
Its:	Manager

By:	/s/ Randy Rochman
Name:	Randy Rochman
Title:	CEO of TOGM, LLC

(Signature Page to Operating Agreement)

SCHEDULE A

Percentage Interests; Equity

Investment Percentage

Member	Percentage Interest as to each Asset Series (prior to the Adjustment Date)	Percentage Interest as to each Asset Series (on and following the Adjustment Date)	Equity Investment Percentage
West Receivable Services, Inc.	82%	85%, with respect to Asset Pools, excluding the Special Asset Pools; 82% with respect to the Special Asset Pools	82%

TOGM, LLC	18%	15%, with respect to Asset Pools, excluding the Special Asset Pools; 18% with respect to the Special Asset Pools	18%

Total	100%	100%	100%

In the event that the Adjustment Date occurs on a Distribution Date, the amounts otherwise payable to the Participating Member shall be allocated between the amounts payable in order to reach the Target Rate and the amounts payable thereafter. With respect to amounts allocated to payments following achievement of the Target Rate, the Percentage Interest shall be set to percentages applicable on or following the Adjustment Date.

A-1